UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 14, 2012

Commission File Number:  001-15757

ImageWare Systems, Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
33-0224167
(IRS Employer Identification No.)

10815 Rancho Bernardo Road, Suite 310, San Diego, California 92127
(Address of principal executive offices)

619-673-8600
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 14, 2012, the Board of Directors of ImageWare Systems, Inc. (the "Company") appointed John Cronin to its Board of Directors to serve until the next annual meeting of shareholders or until his successor is elected and appointed. Mr. Cronin is currently the Managing Director of ipCapital Group ("ipCG"), a worldwide intellectual property strategy consulting firm serving Fortune 500 clients as well as early stage companies. Prior to ipCG, he spent over 17 years at International Business Machines Corporation ("IBM"), most recently as a Senior Technical Staff Member. While at IBM, Mr. Cronin was its top inventor, responsible for over 100 patents and 150 patent publications. Capitalizing on a lifelong study of creative and inventive thinking processes, business strategy development, and transaction negotiations, he created both a unique ipCapital System Methodology for consulting as well as a world class licensing and transaction process. The world class ipCapital System Methodology provides for extraction and documentation of inventions, identifies opportunity and risk, drives transactions to completion, and creates significant market value from intellectual property. Mr. Cronin currently serves as a member of the Board of Directors at Vermont Electric Power Company, Armor Designs, Inc., and as a member of the advisory board for innoPad, Inc. and Primal Fusion, Inc. He holds a BSEE, an MSEE, and a BA degree in Psychology from the University of Vermont.

There are no arrangements or understandings between Mr. Cronin and any other persons, naming such persons, pursuant to which Mr. Cronin was selected as a director of the Company.

A copy of the press release announcing the appointment of Mr. Cronin to the Board of Directors is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImageWare Systems, Inc.

Date:   February 16, 2012
By:	/s/ Wayne Wetherell

Name: Wayne Wetherell
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release 02-16-12